Exhibit 99.1

Covidien Announces Definitive Agreement to Acquire Power Medical Interventions, Inc.

Expands Portfolio of Solutions for Surgeons

Dublin, Ireland and Langhorne, PA — July 29, 2009 — Covidien (NYSE: COV), a leading global provider of healthcare products, today announced the Company has reached a definitive agreement to acquire Power Medical Interventions, Inc. (OTCBB: PMII), a provider of computer-assisted, power-actuated surgical cutting and stapling products.

Based in Langhorne, PA, Power Medical Interventions (PMI) had 2008 revenues of $9 million. The Board of Directors of both companies unanimously approved the transaction, pursuant to which a wholly owned subsidiary of Covidien will pay $2.08 in cash per share of PMI common stock. Aggregate consideration, including assumption of debt, will total approximately $64 million. The transaction, which will take the form of an all cash tender offer, is subject to customary closing conditions and is expected to be completed by September 25, 2009.

PMI’s first powered stapling platform, the SurgAssist, was introduced in 2001 and has been used in more than 45,000 procedures globally. Over the last two years, the company has introduced wireless Intelligent Surgical Instruments™ that have the potential to revolutionize and expand minimally invasive surgery applications, as well as enable novel surgical procedures to benefit surgeons, patients, hospitals and healthcare networks. Covidien, which develops innovative technology for advanced surgical procedures, is a world leader in surgical stapling.

“By combining these technological assets with our global infrastructure, we will be delivering differentiated solutions to our customers,” said Scott Flora, President, Surgical Devices, Covidien. “As a pioneer in surgical stapling, we are committed to providing healthcare technology that enables advanced surgical techniques and improves patient outcomes.”

“We are excited to join Covidien’s Surgical Devices business unit and look forward to establishing a technology platform that will advance surgical stapling and instrumentation beyond the capabilities of existing manually operated devices,” said Michael Whitman, President and Chief Executive Officer, PMI.

Covidien does not anticipate this transaction will have a material impact on its fiscal 2009 sales or operating margin outlook. The transaction will be slightly dilutive in 2010, but the underlying strength of its existing businesses is expected to offset the dilution. Once the transaction has been completed, Covidien will report the PMI business as part of its Endomechanical product line in the Medical Devices segment.

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in four segments: Medical Devices, Imaging Solutions, Pharmaceutical Products and Medical Supplies. With 2008 revenue of nearly $10 billion, Covidien has more than 41,000 employees worldwide in 59 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

ABOUT POWER MEDICAL INTERVENTIONS

Power Medical Interventions is the world’s only provider of computer-assisted, power-actuated surgical cutting and stapling products. PMI’s state-of-the-art wireless Intelligent Surgical Instruments are revolutionizing and expanding minimally invasive surgery applications and enabling novel surgical procedures to benefit surgeons, patients, hospitals and healthcare networks. To learn more about Power Medical Interventions, Inc. and its products, please visit www.pmi2.com.

Contacts for Covidien:

Diana Sousa	Coleman Lannum, CFA
Vice President, Communications	Vice President
Surgical Devices	Investor Relations
203-492-7610	508-452-4343
diana.sousa@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Brian Nameth
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	brian.nameth@covidien.com

Contacts for PMI:

Brian M. Posner	Stephanie Diaz of Vida Communication (investors)
Chief Financial Officer	415-675-7401
267-775-8100	sdiaz@vidacommunication.com
bposner@pmi2.com

Tim Brons of Vida Communication (media)
415-675-7402
tbrons@vidacommunication.com

FORWARD-LOOKING STATEMENTS

Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements. This release contains forward-looking information about Covidien’s proposed acquisition of Power Medical Interventions, Inc., the timing of the anticipated transaction, the potential benefits of the anticipated transaction, the anticipated impact of the transaction on Covidien’s financial results, PMI’s surgical device products and the potential benefits of such products. Any forward-looking statements contained herein are based on Covidien’s and PMI’s management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, the satisfaction of conditions to closing the agreement; the ability to successfully integrate PMI’s operations and products with Covidien’s and the time and resources required to do so, the uncertainties inherent in commercial, research and development activities, decisions by regulatory authorities and other matters that could affect the availability or commercial potential of such product candidates; and competitive developments. These and other factors are identified and described in more detail in Covidien’s and PMI’s filings with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this press release. We disclaim any obligation to update these forward-looking statements other than as required by law.

IMPORTANT INFORMATION ABOUT THE TENDER OFFER

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of PMI. Covidien Delaware Corp. (the “Merger Sub”), an indirect, wholly owned subsidiary of Covidien, has not commenced the tender offer for the shares of PMI stock described in this press release.

Upon commencement of the tender offer, the Merger Sub will file with the SEC a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents. Following commencement of the tender offer, PMI will file with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9. These documents will contain important information about Covidien, PMI, the transaction and other related matters. Investors and security holders are urged to read each of these documents carefully when they are available.

Investors and security holders will be able to obtain free copies of the tender offer statement, the tender offer solicitation/recommendation statement and other documents filed with the SEC by the Merger Sub and PMI through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents by contacting:

Covidien

Investor Relations

508-452-4650

investor.relations@covidien.com